Exhibit 99.1

EVgo Announces Addition of Two New Board Members, Paul Segal and Jonathan Seelig

Additions of seasoned executives with finance and technology backgrounds further strengthens Board of Directors with deep sector expertise

LOS ANGELES – May 22, 2023 – EVgo Inc. (NASDAQ: EVGO) (“EVgo” or the “Company”), one of the nation’s largest public fast charging networks for electric vehicles (EVs), today announced the election of Paul Segal and Jonathan Seelig as Class II directors at the Company’s 2023 annual meeting of stockholders. Both directors’ terms expire at the 2026 annual meeting of stockholders.

Paul Segal has served as Chief Executive Officer of LS Power since 2011. He is also a member of LS Power’s Management Committee, overseeing one of the largest independent power and transmission developers in the U.S. Prior to his appointment as Chief Executive Officer, Mr. Segal oversaw LS Power’s asset management and renewables development activities. Before joining LS Power, in 2002 Mr. Segal founded Luminus Management, a hedge fund that invested across the capital structure of publicly traded power, energy, utility and related companies, and served as its President and Portfolio Manager until 2011. Mr. Segal began his career at Smith Barney as a generalist in the Mergers and Acquisitions Investment Banking group. He graduated with highest honors from the Rutgers College of Engineering with a B.S. in Biochemical Engineering. Mr. Segal currently serves as a member of the Mount Sinai Department of Medicine Advisory Board, the Weill Cornell Medicine Dean’s Council, the board of the Digestive Disease Research Foundation, and the Advisory Board of the NYU Law School’s Institute for Policy Integrity.

Jonathan Seelig has been a technology industry founder, operator and investor for over 25 years. He co-founded Ridge, a cloud computing platform, in October 2018 and served as its CEO from October 2018 to October 2021 and as its Chairman from October 2021 to the present. Mr. Seelig co-founded Akamai Technologies, Inc., a content delivery network, cybersecurity and cloud service company, in 1997, and has held leadership or investment roles in dozens of early-stage companies in the technology and transportation sectors. These roles have included director of Zipcar, a car sharing company, from 2001 to 2010 (Chairman from 2003-2010), director of Zagster, a designer, builder and operator of bike sharing programs, from January 2017 to September 2019, and director of Zoom Telephonics, a creator of cable modems and other internet access products, from May 2019 until December 2020. Mr. Seelig received a Bachelor of Science from Stanford University. In addition to serving on EVgo’s Board of Directors (the “Board”), Mr. Seelig will also serve as Chair of the Board’s Nominating and Governance Committee and as a member of both the Audit Committee and Compensation Committee.

“We are thrilled to welcome Paul and Jonathan to the EVgo Board,” said Cathy Zoi, CEO of EVgo. “Their leadership, industry and finance experience will be invaluable to EVgo during this period of tremendous growth for the EV industry and for EVgo.”

About EVgo

EVgo (Nasdaq: EVGO) is a leader in charging solutions, building and operating the infrastructure and tools needed to expedite the mass adoption of electric vehicles for individual drivers, rideshare and commercial fleets, and businesses. Since 2019 EVgo has purchased renewable energy certificates to match the electricity that powers its network. As one of the nation’s largest public fast charging networks, EVgo’s owned and operated charging network includes around 900 fast charging locations, 60 metropolitan areas and 30 states. EVgo continues to add more DC fast charging locations through EVgo eXtend™, its white label service offering. EVgo is accelerating transportation electrification through partnerships with automakers, fleet and rideshare operators, retail hosts such as grocery stores, shopping centers, and gas stations, policy leaders, and other organizations. With a rapidly growing network, robust software products and unique service offerings for drivers and partners including EVgo Optima™, EVgo Inside™, EVgo Rewards™, and Autocharge+, EVgo enables a world-class charging experience where drivers live, work, travel and play.

Contacts

For Investors:

investors@evgo.com

For Media:

press@evgo.com

Source: EVgo Inc.